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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF JEFFERSON PILOT]

                                                               November 24, 1999

Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC 27401

     Re: Jefferson-Pilot Corporation -- Registration Statement on Form S-4

Ladies and Gentlemen:

  I am Senior Vice President and Deputy General Counsel of Jefferson-Pilot Corporation, a North Carolina corporation (the "Company"), and am familiar with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the merger (the "Merger") of The Guarantee Life Companies Inc. ("Guarantee") with a wholly owned subsidiary of the Company, as set forth in the proxy statement-prospectus contained in the Registration Statement and in accordance with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 19, 1999, as amended and restated as of October 14, 1999, among the Company, Guarantee and LG Merger Corp., a Delaware corporation, attached as Appendix A to the proxy statement-prospectus.

  In my capacity as such counsel, I have reviewed (i) the Registration Statement, and (ii) the Merger Agreement. I also have reviewed such matters of law and examined original, certified, conformed or photostatic copies of such other documents, records, agreements and certificates as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

  This opinion is limited in all respects to the laws of the State of North Carolina, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

  Based upon and subject to the foregoing, I am of the opinion that the shares of common stock, $1.25 par value per share of the Company to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

  This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

  I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the proxy statement-prospectus that is included in the Registration Statement.

                                          Very truly yours,

                                              /s/ Richard T. Stange
                                          By: _________________________________
                                             Richard T. Stange
                                             Senior Vice President &
                                             Deputy General Counsel